EXCLUSIVE PATENT AND TRADEMARK LICENSE

This Exclusive Patent and Trademark License (this "**Agreement**") is made and entered as of November 9, 2007, but effective January 3, 2008 (the "**Effective Date**"), by and between Applied Nutritionals, LLC, a Delaware limited liability corporation, having its principal place of business at 1890 Bucknell Drive, Bethlehem, PA 18015 ("**AN**"), and Wound Care Innovations, L.L.C., a Nevada limited liability corporation having its principal place of business at 777 Main Street, Suite 3100, Fort Worth, Texas 76102 ("**Wound Care**"). AN and Wound Care are sometimes each referred to herein as a "**Party**" and collectively, as the "**Parties**".

RECITALS:

A. Subject to and conditioned upon the execution and delivery of the Agreements, AN and Customer have executed a Manufacturing Agreement.

B. Subject to and conditioned upon the execution and delivery of the Agreements, Petito and Customer have executed an Exclusive License Agreement.

C. The Parties desire to provide for the exclusive license of a certain Patent and Trademark.

I.
DEFINITIONS

The following terms shall have meanings ascribed to them below:

1.1 **"Affiliate"** means, as to either Party, any entity or person controlling, controlled by, or under common control with such Party.

1.2 **Capability to Do Business"** means that any subject business organization shall be an on-going concern, shall possess at the time of measure on going business capabilities, shall have in its employ full time personnel skilled in marketing the Products, and shall accurately reporting on and account for all business activities, including but not limited to those activities provided in the Agreements.

1.3 **"External Wound Care"** means the treatment of external, tunneled or undermined wounds (including, without limitation, pressure ulcers (Stages I-IV), venous stasis ulcers, diabetic ulcers, ulcers resulting from arterial insufficiency, surgical wounds, traumatic wounds, first and second degree burns, superficial wounds, cuts, scrapes, skin tears, skin flaps and skin grafts).

1.4 **"Field of Use"** means the worldwide human health care market (excluding the veterinary, nutritional and injectibles markets as well as all other uses) and subject to the exceptions set forth in Section 2.2 below.

1.5 **"Intellectual Property"** means any and all current and future patents and patentable rights, patents pending, continuations, enhancements, know how, copyrights, trademarks (including service marks), technology, trade secrets, specifications, drawings

and design rights whether registered or unregistered, and including any application for registration and any registration of any of the foregoing, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these, which may subsist anywhere in the world.

I.6 **"Licensed IP"** means the Intellectual Property pertaining to External Wound Care which is covered by the Patent.

I.7 **"Patent"** means U.S. Patent No. 6,136,341, and all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, and divisions of such patent; provisional patent applications that are or will be continuations or continuations in part of such patent; and foreign counterparts to any of the foregoing, including without limitation utility models.

I.8 **"Products"** means any products incorporating any Licensed IP.

I.9 **"Qualified Corporate Successor"** means a party which has engaged in a Change of Control event (defined in the Exclusive Manufacturing Agreement) which possesses an audited revenues in excess of One Hundred Million Dollars ($100,000,000) or a market capitalization in excess of Two Hundred Million Dollars ($200,000,000).

I10. "License Agreement" means the Exclusive License Agreement between George D. Petito and Wound Care Innovations, LLC.

I11 **"Manufacturing Agreement"** means the Manufacturing Agreement between Applied Nutritionals, LLC and Wound Care Innovations, LLC.

I. I12 **"Agreements"** mean this agreement, the License Agreement, and the Manufacturing Agreement.

II.
GRANT OF EXCLUSIVE LICENSE BY AN TO WOUND CARE

II.1 Subject to the terms and conditions of the Agreements, and except as provided in Section 2.2 below, during the Term (as hereinafter defined), AN hereby grants to Wound Care a non-revocable, exclusive, sublicenseable, transferable right in and to the Licensed IP to make, have made, use, sell, export, reproduce, market and distribute Products for External Wound Care in the Field of Use.

II.2 Notwithstanding anything in Section 2.1 to the contrary:

(a) AN may continue to manufacture and market collagen products containing silver;

(b) AN may continue to sell its current products to Perfecta for delivery prior to the Effective Date (after which date all orders will be placed with Wound Care), at Perfecta's current prices for such products, subject to adjustment for manufacturing cost increases;

(c) Wound Care and AN will jointly cooperate with each other to reach a mutually acceptable agreement with Prestige Brands LLC, which agreement will provide, among other things, that AN will manufacture the products ordered by Prestige at selling prices mutually agreeable to Wound Care and AN;

(d) If, one year following the Effective Date, Wound Care has not sold any Products to the dental or retail markets (other than through Perfecta), then Wound Care will relinquish its license to market Products to such sectors; and

(e) AN may manufacture and distribute Products based on the Patent for any use outside the Field of Use.

III.
MANUFACTURING OF PRODUCTS

III.1 Effective as of the Effective Date, Wound Care shall enter into an Exclusive Manufacturing Agreement with Applied Nutritionals LLC, an Affiliate of Petito, in substantially the form of Exhibit A attached hereto.

IV.
MARKETING AND BRANDING

IV.1 Subject to the Agreements and as partial consideration of the fees and royalties set forth in Article VI below, during the Term, AN hereby grants to Wound Care a non-revocable, exclusive, sublicenseable, transferable right in and to the "Cellerate Rx" and "Repair Rx" trademarks, tradenames and brand names.

IV.2 Wound Care agrees to use commercially reasonable efforts to market and distribute the Products.

V.
TITLE AND OWNERSHIP

V.1 Subject to the license granted herein, AN shall own and retain all rights, titles and interests in, to and under the Patent and the Licensed IP and the Patent and the Licensed IP licensed pursuant to and included in the Agreements are and shall remain the property of AN.

VI.
ROYALTIES

VI.1 In consideration for the granting of the License as provided in Section 2.1 and 4.1 above, Wound Care shall pay the following royalties to AN:

(a) On the Effective Date of this Agreement by the Parties, Wound Care shall pay to AN, by check, US$55,000, representing payment of up front royalty fees (which shall not be credited against or reduced by future sales); and

(b) On or prior to the first (1st) anniversary of the Effective Date, Wound Care shall pay to AN, by check, US$200,000, representing up front royalty fees (which shall not be credited against or reduced by future sales) (the "**Second Payment**").

VI.2 In addition to the above, Wound Care agrees to pay the following additional royalties to AN:

(a) Wound Care agrees to pay AN a royalty of seven and one-half percent (7.5%) of Wound Care's Gross Sales (as defined below) of Products; provided, however, upon delivery by Wound Care to AN of the Second Payment, such royalty shall decrease from seven and one-half percent (7.5%) to one and one-half percent (1.5%) (the "**Royalty**"). As used herein, "**Gross Sales**" means amounts actually received by Wound Care from sales of Products during any calendar quarter, less returns resulting from products that fail to meet specifications that are not replaced by the supplier, sales and use taxes and shipping charges.

(b) All Royalties will be due and payable on a calendar quarterly basis, on or before the forty-fifth (45th) day immediately following the calendar quarter in which Gross Sales are received, together with a quarterly report detailing the quantity of Products sold, amounts received, the total royalty due for the immediately preceding calendar quarter and the calculations used to arrive at those amounts (the "**Royalty Report**").

(c) The parties acknowledge and agree that Royalties (and any Gross Sales) shall only be calculated for the first sale of a Product. For example, if a Product is sold by Wound Care, later returned (other than for a product defect) and subsequently resold by Wound Care, the Royalty (and Gross Sales amounts) shall only be calculated on the first sale.

(d) Wound Care will permit AN, once per year, to audit Wound Care's books and records related to the Product, at reasonable times and with reasonable notice, for the purpose of verifying Wound Care's adherence to the terms and conditions of this Agreement. Any audit requested by AN will be conducted during Wound Care's regular business hours, will comply with Wound Care's normal security procedures, and will not unreasonably interfere with Wound Care's business operations. All out-of-pocket costs associated with an audit will be paid by AN, unless the audit discovers a discrepancy of ten percent (10%) or more in the amounts reported to AN, in which case all reasonable costs and expenses will be paid by Wound Care

VI.3 Each Party shall bear and pay all taxes (including, without limitation, sales, excise, value added, use taxes and similar taxes) applicable to such Party pertaining to this Agreement, the payments hereunder and the manufacture, sale or distribution of the Products.

VII.
TERM AND TERMINATION

VII.1 The term of this Agreement commence on the Effective Date and shall run coterminous with the life of the Patent (the "**Term**") unless terminated sooner in accordance with the Agreements.

VII.2 Notwithstanding Section 7.1 above, upon the showing of default of any material term or provision of this Agreement, the non-defaulting party may terminate this Agreement without liability, but only after sending the defaulting party a written notice specifying and explaining in detail the nature and character of such default and the failure of the defaulting party to cure such default within thirty (30) days of receiving such notice, except in the case of a default in the payment of any amounts owed, for which the cure period shall be five (5) days.

VII.3 Subject to Section 7.4, upon termination of this Agreement, AN will permit Wound Care to continue to sell and distribute Product which it has contracted to do so with any third parties, for a maximum period of six (6) months, in which event, Wound Care shall continue to pay Royalties to AN as provided in Section 6.2 above. The provisions of this Section 7.3 shall survive the termination of this Agreement.

VII.4 In the event that this Agreement is terminated by AN due to Wound Care's default:

(a) the licenses and all other rights held by Wound Care with respect to the Patent and the Products shall immediately terminate and AN shall have the right to acquire all Wound Care's business assets, including, but not limited to, customer contracts at the then current market value of such assets; provided, however that all customer lists and sales records of Products shall be assigned and transferred by Wound Care to AN at no cost and expense; and

(b) for a three-year period beginning on the date of such termination, Wound Care shall not, by its self or on behalf of any other party, directly or indirectly market, sell, distribute, or otherwise promote any collagen based external wound care product or any Products the subject of the Agreements.

VIII.
WARRANTIES

VIII.1 Wound Care represents and warrants to AN that Wound Care has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Wound Care, enforceable in accordance with its terms and conditions, except as such enforcement is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally, and (b) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

VIII.2 AN represents and warrants to Wound Care that AN has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of AN, enforceable in accordance with its terms and conditions, except as such enforcement is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally, and (b) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). AN further represents and warrants to Wound Care that to its knowledge the Patent is valid and enforceable.

VIII.3 EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE X BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHETHER FORESEEABLE OR NOT, ARISING FROM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE USE OR SALE OF PRODUCTS.

VIII.4 AN makes no representations or warranties of any kind concerning the market for the Products or Wound Care's potential earnings through sales of the Product.

IX.
CONFIDENTIALITY

IX.1 The Parties each recognize that they may exchange "Confidential Information" (as defined below) during the terms of this Agreement. For purposes of this Section 9.1, the Party disclosing such Confidential Information shall be referred to as the "**Discloser**," and the Party receiving such Confidential Information shall be referred to as the "**Recipient**."

IX.2 Recipient has no rights or interest in any Confidential Information of Discloser, and during the term of this Agreement and thereafter, Recipient shall not use, for Recipient's own benefit (except to perform its obligations under and to effectuate the intent of this Agreement), or disclose to any other person, corporation or other entity any Confidential Information disclosed to or acquired by Recipient, except with the prior written authorization of an officer of Discloser. Recipient shall ensure that any of its shareholders, directors, officers, employees, agents, servants, independent contractors, subsidiaries or affiliates that are given access to Discloser's Confidential Information will be bound, by contract, work rules or otherwise, by the same obligations of confidentiality as are provided for herein.

IX.3 For purposes of this Agreement, "**Confidential Information**" shall mean any confidential information relating to either party or its business including, but not limited to, information and data concerning names and other characteristics of actual or potential customers of Discloser that such party has procured in accordance with this Agreement, unpublished financial information including sales and cost figures and projections, tax records and calculations, accounting procedures, personnel records, and the processes or

techniques employed or being evaluated by Discloser, and related know-how and information, now and hereafter developed. "**Confidential Information**" shall not include information which is (i) now or which subsequently becomes (otherwise than in breach of this Agreement) public knowledge; (ii) properly known to Recipient at the time of receipt of the same from Discloser; (iii) at any time received in good faith by the Recipient from a third party having the right to disclose the same; or (iv) independently developed by Recipient, provided that the person or persons developing the same have not used the Confidential Information of Discloser.

IX.4 Upon the expiration, termination or cancellation of this Agreement for any reason, Recipient shall, upon request by Discloser, return all physical embodiments of the Confidential Information received from Discloser, and Recipient shall continue for a period of five (5) years to treat as strictly confidential all Confidential Information received from Discloser. Recipient shall not release any Confidential Information to any other person or entity, either by declaration, deposition or as a witness except upon prior written notice to Discloser, which notice shall provide reasonable opportunity for Discloser to take any appropriate measures, and Recipient shall fully cooperate with Discloser, to provide for the confidential treatment of all such Confidential Information so disclosed. Discloser shall be entitled to obtain an injunction or restraining order by any court of competent jurisdiction to enjoin or restrain the unauthorized use or disclosure by Recipient of any Confidential Information, along with all other remedies available at law and the costs and reasonable attorneys' fees related to enforcing this Agreement.

IX.5 The provisions of this Article IX shall survive for a period of five (5) years following the termination or expiration of this Agreement.

X.
INDEMNIFICATION; INFRINGEMENT BY OTHERS; PATENT MATTERS

X.1 AN shall indemnify, defend, and hold harmless Wound Care and its officers, directors, agents, customers and shareholders from any and all damages, loss, liability, expense (including without limitation, reasonable out-of-pocket expense of investigation and attorney's fees) and costs incurred or suffered by them on account of any actual or alleged injury to person or property, including trademark or patent infringement claims and product liability claims, fraud and misrepresentation arising out of the manufacture, sale or use of the Products, unless such damage is solely due to an unauthorized representation regarding the Product or due to the negligence of Wound Care, in which case there shall be no obligation upon AN to indemnify Wound Care hereunder.

X.2 Wound Care shall indemnify and hold harmless AN and its officers, directors, agents and shareholders from any and all damage, loss, liability, expense (including, without limitation, reasonable out-of-pocket expense of investigation and attorneys' fees) and costs incurred or suffered by them on account of any actual or alleged damage to person or property arising out of the actions, omissions, negligence or intentional misconduct of Wound Care in selling or marketing of the Products, unless such damage is solely due to the actions, omissions, negligence or intentional misconduct of AN, in which case there shall be no obligation upon Wound Care to indemnify AN hereunder.

X.3 Each Party shall promptly inform the other Parties in writing of any alleged infringement of the Licensed IP by a third party of which it has knowledge and provide any available evidence of such infringement to the other Party. In the event it is alleged that a third party is or has infringed AN's intellectual property rights in or to the Products or in the use or composition of the Products (the "**Property Rights**"), AN shall have the right to institute and diligently prosecute proper legal proceedings at its own expense. In the event that AN fails to institute such proceedings within thirty (30) days from receipt of written notice by Wound Care advising AN that a third party is infringing upon the Property Rights, Wound Care, at its own expense, may institute suit for infringement under its own name and join AN as a party-plaintiff to such suit. In the event that Wound Care institutes a suit in accordance with the foregoing sentence AN may be represented by its own counsel at its own expense, and any recovery of damages in the suit shall belong to Wound Care. Notwithstanding the foregoing, in the event that AN is joined as a party-plaintiff and participates in the suit or participates in the suit as an intervenor, AN shall be entitled to recover a portion of any damages, including any damage enhancements, based on its financial contribution with respect to such participation as well as any damages AN suffered.

X.4 Subject to the approval of AN's attorney, AN shall execute any and all papers, documents or other instruments which may be reasonably necessary or desirable to effect the right to file suit and litigate granted to Wound Care under Section 10.3 above, and also to execute any and all papers which may be found necessary or desirable in any suits brought under and pursuant to this Agreement; and AN further agrees that it will testify in any litigation, whenever requested to do so by Wound Care, provided, however, that if AN is not a party to the suit, AN shall be reimbursed for all costs and expenses associated with such testimony, including but not limited to reasonable and necessary attorney's fees.

X.5 If any Property Right is declared to be invalid or unenforceable by a court or by the United States Patent & Trademark Office ("USPTO") in a reexamination, then Wound Care may elect in writing to be immediately released of, and from, any and all obligations under this Agreement, and this Agreement shall be deemed to be terminated.

X.6 During the Term, Wound Care shall assist AN in maintaining the life and effectiveness of the Patent by reimbursing AN the cost of any Patent maintenance fee and all previous fees, costs and expenses, and all fees, costs, or expenses including but not limited to those required by the USPTO to maintain or extend the life of the Patent and by executing any documents that may be required to maintain and extend the life of the Patent. Additionally, Wound Care shall assist AN in product development of any products which might be the subject of this agreement and shall reimburse AN for all development fees, costs, and expenses associated with such product development.

The provisions of this Section Article X shall survive termination of this Agreement.

XI.
GENERAL PROVISIONS

XI.1 The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns. Without the prior written consent of each of the other Parties, no Party may assign, delegate, or transfer the Agreement or any of its rights or duties hereunder, (including, but not limited to, the sale or transfer of any amounts owed by one party to the other) to any third party. Any attempted assignment or delegation in violation of this section shall be void and at no time shall have any legal validity. Notwithstanding the foregoing, each Party may assign its rights and duties hereunder in connection with a merger, consolidation, spin-off, corporate reorganization, acquisition, or sale of all or substantially all the assets of such Party.

XI.2 This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to its choice of laws principles. The parties hereto agree that the exclusive jurisdiction of any case or controversy arising under or out of this Agreement shall be in the state or federal courts located in the Commonwealth of Pennsylvania, and each of the parties hereby consents to the jurisdiction of such courts.

XI.3 In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between or among the Parties, or be construed to evidence the intention of the Parties to establish any such relationship. No Party will have the power to bind any other Party or incur obligations on any other Party's behalf without such other Party's prior written consent.

XI.4 Except as otherwise specifically provided herein, no modification to this Agreement will be effective unless assented to in writing by the Party to be charged. No waiver of any rights will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

XI.5 Any notification that is to be given to either Party by the other Party pursuant to the provisions of this Agreement shall not be effective unless delivered by a nationally recognized overnight delivery service by certified, return receipt at the addresses first written above. All such notices shall be deemed effective on the business day after such notice is placed with the overnight delivery service.

XI.6 The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

XI.7 The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

XI.8 This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior or contemporaneous proposals, oral or written, understandings, representations, conditions and all other communications among the Parties relating to such subject matter. Any other terms or conditions shall not be incorporated herein or be binding upon any of the Parties unless expressly provided herein or agreed to in writing by all of the Parties.

XI.9 No delay or omission by any Party to exercise any right or power hereunder shall impair any right or power or be construed to be a waiver thereof. A waiver by any of the Parties of any of the covenants, conditions or agreements to be performed by any of the other Parties or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement contained herein. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any Party at law, in equity or otherwise, and may be enforced concurrently therewith or from time to time.

XI.10 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together will constitute one instrument.

XII

Reports. Within thirty (30) days after the end of each calendar quarter Customer shall make a written report to AN setting forth the Gross Sales and the name and address of each person constituting the Gross Sales of Licensed Patent Products. If there are no Gross Sales, a statement to that effect must be made by Customer to AN.

Books and records. Customer shall keep books and records in such reasonable detail as will permit the reports provided above.

XIII

Customer shall pay to AN a minimum annual royalty of $187,500.00 on January 3, 2010 if the royalties paid for the prior calendar year (i.e. 2009) are less than $187,500.00 and on January 3 of every year thereafter during the term of this agreement if the royalties paid for the calendar year prior to January 3 payment date are less than $187,500.00.

XIV

This agreement shall be null and void unless the Parties have executed and delivered to the other the following:

1. Manufacturing Agreement;
2. Exclusive License Agreement
3. Exclusive Patent Trademark License

Additionally, a breach or termination of one of the Agreements shall be deemed at the option of the non-breaching party a termination of all of the Agreements, and the terms and conditions

relating to each of the Agreements relating to termination shall be applicable. The non-breaching party may elect to retain all or party of the Agreements and seek, as a remedy, damages as provided by law.

IN WITNESS WHEREOF, the duly authorized representatives of each of the Parties have executed this Agreement as of the Effective Date.

APPLIED NUTRITIONALS, LLC

By: /s/ Anita M. Petito
Anita M. Petito, President
11/28/07

WOUND CARE INNOVATIONS, L.L.C.

By: /s/ Scott A. Haire 11-28-07
Scott A. Haire, President